Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Box, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the Registrant’s 2015 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	7,215,052(2)	$26.50(3)	$191,198,878.00	0.0001102	$21,070.12

Total Offering Amounts					$191,198,878.00		$21,070.12

Total Fee Offsets(4)							–

Net Fee Due							$21,070.12

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A common stock”) that become issuable under the Registrant’s 2015 Equity Incentive Plan (“2015 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock.

(2)

Reflects an automatic increase to the number of shares of Class A common stock reserved for issuance pursuant to future awards under the 2015 Plan, which annual increase is provided for in the 2015 Plan.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $26.50 per share, which is the average of the high and low prices of Class A common stock, as reported on the New York Stock Exchange, on March 9, 2023.

(4)	The Registrant does not have any fee offsets.